Exhibit 10.2

Innocoll Holdings PLC

Amended and Restated 2015 Stock Option Plan

(Formerly Adopted by Innocoll AG)

Section 1

Preliminary Remarks

1.	Innocoll AG adopted a stock option plan in January, 2015 (the “Stock Option Plan”).

2.	Innocoll Holdings plc (the “Company”) and Innocoll AG completed a cross-border merger (the “Merger”) on March 16, 2016, with the Company surviving the Merger and, by operation of law, assuming all of the obligations of Innocoll AG under the Stock Option Plan at the effective time of the Merger (the “Effective Time”) as outlined in the common draft terms of the Merger dated December 20, 2015.

3.	Prior to the Effective Time, each option granted under the Stock Option Plan represented the right to purchase ordinary shares of Innocoll AG, each of which was exchangeable for 13.25 American Depositary Shares of Innocoll AG (each of which represented 1/13.25 of an ordinary share of Innocoll AG).

4.	As a result of the Merger, (a) each holder of shares of Innocoll AG became entitled to receive 13.25 ordinary shares, par value $0.01 per share, of the Company (“Shares”) for each Innocoll AG share held by them immediately prior to the Effective Time, (b) each option granted under the Stock Option Plan prior to the Effective Time became exercisable for a number of Shares equal to the product of (i) the number of ordinary shares of Innocoll AG exercisable with respect to such option immediately prior to the Effective Time and (ii) 13.25 and (c) the total number of Shares available for issuance under the Stock Plan was increased to a number of Shares equal to the product of (x) the number of ordinary shares of Innocoll AG available for issuance under the Stock Plan immediately prior to the Effective Time and (y) 13.25.

5.	The Stock Option Plan is being amended and as set forth herein as a result of the consummation of the Merger.

Section 2

Defined Terms

In this Stock Option Plan defined terms shall have the meaning ascribed to them in the relevant section or in this Section 2.1. The following terms are defined:

6.	“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

7.	“Bad Leaver” shall mean any Grantee whose Termination of Affiliation with the Company is a Bad Leaver Event.

8.	“Bad Leaver Event” shall mean a Termination of Affiliation for Cause initiated by the Company.

9.	“Board” means the Board of Directors of the Company.

10.	“Cause” means:

a)	the commission of any act by a Grantee constituting financial dishonesty against the Company or any of its Affiliates, which could be chargeable as a crime under applicable law;

b)	an act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (i) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (ii) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties;

c)	in the case of employees, the repeated failure to follow the directives of the Board or the chief executive officer of the Company or any of its Affiliates,

d)	any material misconduct in violation of the Company’s or an Affiliate’s policies, or

e)	willful and deliberate non-performance of the Grantee’s duties in connection with the business affairs of the Company or its Affiliates.

11.	“Change of Control” means the direct or indirect acquisition of more than 50% of the Shares in the Company entitled to vote by a company, person or persons acting in concert who is or are not an Affiliate of the Company.

12.	“Code” means the United States Internal Revenue Code of 1986 (and any successor Internal Revenue Code), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

13.	“Committee” shall mean the compensation committee of the Board.

14.	“Company” has the meaning set forth in Section 1.1.

15.	“Corporate Transaction” means a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the shares or stock of the Company, including by way of a court sanctioned compromise or scheme of arrangement.

16.	“Exercise Period” has the meaning set forth in Section 7.

17.	“Exercise Price” has the meaning set forth in Section 9.

18.	“Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or the arithmetic mean of selling prices of a Share reported on NASDAQ, or if not NASDAQ, on the established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date or the preceding Trading Day. Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of their Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate provided such manner is consistent with the Code and regulations promulgated thereunder.

19.	“Grantee” has the meaning set forth in Section 3.

20.	“Grant Date” has the meaning set forth in Section 4.3.

21.	“Irish Takeover Rules” means the takeover rules made from time to time by the Irish Takeover Panel under the powers granted to it by the Irish Takeover Panel Act 1997.

22.	“Offer Letter” has the meaning set forth in Section 4.3.

23.	“Option Right” has the meaning set forth in Section 4.2.

24.	“Parties” has the meaning set forth in Section 17.

25.	“Personal Data” has the meaning assigned to that term in Section 2 of Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

26.	“Shares” has the meaning set forth in Section 1.4.

27.	“Stock Option Plan” has the meaning set forth in Section 1.1.

28.	“Surviving Company” means the surviving corporation in any merger or consolidation involving the Company, including the Company if the Company is the surviving corporation, or the direct or indirect parent company of the Company or such other surviving corporation following a sale of substantially all of the outstanding shares or stock of the Company.

29.	“Tax-Related Items” has the meaning set forth in Section 16.

30.	“Term” has the meaning set forth in Section 5.

31.	“Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company or an Affiliate in the capacity of an employee or member of the Board, including by reason of any transaction that causes each Affiliate for whom the individual performs services to cease to be an Affiliate of the Company.

32.	“Trading Day” shall mean such day on which the Nasdaq Global Market (“NASDAQ”) or such other stock exchange where the Company’s shares are listed, as applicable, are open for trading.

33.	“Vested Option Rights” means Option Rights that have become vested pursuant to Section 6.

Section 3
Persons entitled to participate

Members of the Board and employees of the Company and its subsidiaries (in each case as of the Grant Date) (“Grantees”) are eligible to participate in the Stock Option Plan.

Section 4
Granting of Option Rights

1.	The Company may offer a total amount of up to 1,999,690 Option Rights to acquire Shares under the Stock Option Plan.

2.	Grantees who are entitled to participate pursuant to Section 4.3 shall have the right, subject to the following provisions, to acquire Shares for the Exercise Price pursuant to Section 9 from the Company (“Option Right”).

3.	Option Rights may be granted at any time during the year to new Board members and (direct and indirect) employees. Option Rights may be granted at any time. Option Rights shall be deemed to be granted as of the last Trading Day on NASDAQ”) or such other stock exchange where the Shares are listed, as applicable, prior to the grant (the

“Grant Date”).

4.	Option Rights shall be granted by individual agreement between the Grantee and the Company in the form of a written offer to the Grantee (the “Offer Letter”), specifying the number of Option Rights offered, the Exercise Price and the Grant Date, all as defined hereinafter. The offer shall be accepted by the Grantee countersigning the Offer Letter and sending a countersigned original to the Company within the period specified in the Offer Letter.

5.	Any granting of Option Rights shall be subject to the recommendation/approval of the Committee or, in the case of members of the Board, the Board.

6.	Option Rights are granted without consideration.

Section 5
Term

1.	Option Rights may be exercised within 10 years of the Grant Date (the “Term”).

2.	Option Rights which have not been exercised within the Term expire.

3.	This Stock Option Plan shall be valid until such time as it is replaced or amended.

Section 6
Vesting

Subject to Section 11, the Grantee may exercise Vested Option Rights at any time during an Exercise Period. All Option Rights granted under the Stock Option Plan shall vest in 36 equal monthly instalments beginning on the first monthly anniversary of the Grant Date so that those Option Rights vest pro rata over a period of thirty six months, beginning on the Grant Date.

Section 7
Exercise Period

1.	Option Rights may be exercised at any time during the year, unless there is a Blocking Period as set out in Section 7.2 (“Exercise Period”). During a Blocking Period, Option Rights must not be exercised. To the extent an Exercise Period coincides with a Blocking Period, the Exercise Period shall be shortened.

2.	Blocking periods (“Blocking Periods”) shall be

(i)	the period from the end of the seventh Trading Day before, up to the third Trading Day after, the Company’s annual general meeting;

(ii)	the period between the first Trading Day on which the Company has published an offer to acquire new shares, bonds or similar instruments, up to the end of the last day of the subscription period for such offer; and

(iii)	the period beginning at the opening of trading on the first Trading Day that is two weeks prior to the end of each fiscal quarter and ending at the close of trading on the second Trading Day after the publication of the quarterly reports of the Company.

Section 8
Intentionally Omitted

Section 9
Exercise Price

1.	Option Rights may be exercised only by a cash payment of the Exercise Price to the Company. Upon exercising the Option Right, the Grantee has to pay the Exercise Price to the Company without delay.

2.	The Exercise Price of an Option Right under this Plan shall be determined in the sole discretion of the Committee, but may not be less than 100% of the Fair Market Value of a Share on the Grant Date and in no event will be less than the nominal value per Share.

Section 10
Exercise of Option Rights

1.	The Option Right shall be exercised by a written declaration (“Acceptance Declaration”) substantially be in the form attached hereto as Annex 1, and also contain the number of Option Rights exercised, and the details of the Grantee’s deposit account(s) into which the Shares shall be booked.

2.	The exercise of the Option Rights will be effective upon receipt of the Acceptance Declaration by the Company, which must occur within an Exercise Period.

3.	Upon receipt of the Acceptance Declaration and upon payment of the Exercise Price, the Company shall deliver the number of Shares corresponding to the exercised Option Rights.

4.	Until the exercise of the Option Right, the holder of the Option Right shall not be entitled to dividends or other distributions of the Shares.

5.	Upon acceptance of the Option Rights, the employee, who is entitled to participate, acknowledges that he/she is an employee of the Company who may obtain insider knowledge. He/she knows that the sale of Shares (acquired by exercising the Option Rights or otherwise) using insider knowledge may be punishable by law and he/she shall be obliged not to use insider knowledge while selling his/her Shares.

Section 11
Expiration of Option Rights Upon Termination of Affiliation

1.	In case of a Termination of Affiliation not constituting a Bad Leaver event and occurring within 180 days after a Change of Control: (i) the Grantee shall have the right to exercise all Option Rights (vested or unvested) within one year following the Termination of Affiliation and (ii) any Option Rights not exercised within such one year period shall expire.

2.	In case of a Termination of Affiliation not constituting a Bad Leaver event and occurring within 180 days before a Change of Control: (i) the Grantee shall have the right to exercise all Option Rights (vested or unvested) within one year following the Termination of Affiliation and (ii) any Option Rights not exercised within such within one year period shall expire. In such case, the Grantee shall have the right to exercise all Vested Option Rights prior to the Change of Control and all unvested Option Rights following a Change of Control for the remainder of the one year period following the Termination of Affiliation.

3.	In case of any Termination of Affiliation (a) not occurring within 180 days before or after a Change of Control, and (b) not constituting a Bad Leaver Event: (i) the Grantee shall have the right to exercise all Vested Option Rights within one year following the Termination of Affiliation, (ii) any Vested Option Rights that are not exercised within such one year period shall expire and (iii) all other Option Rights granted to the Grantee shall expire without any compensation at the time that the Termination of Affiliation becomes effective.

4.	In case of a Bad Leaver Event, any Option Rights (vested or unvested) granted to a Bad Leaver shall expire without any compensation at the time that the Termination of Affiliation becomes effective.

5.	The Committee or the Board may enter into individual agreements with certain Grantees which deviate from the stipulations set out in this Section 11.

Section 12
Amendment of Option Rights

In the event of a Corporate Transaction, unless the outstanding Option Rights are assumed by the Surviving Company or replaced with equivalent rights granted by the Surviving Company in substitution for all of the outstanding Option Rights, the Committee shall accelerate the vesting of all unvested Option Rights and the Committee may either (i) allow all Grantees to exercise such Option Rights within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Option Rights that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding Option Rights in exchange for a payment (in cash and/or in securities and/or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to such Option Rights) if such vested Option Rights were exercised immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if the Exercise Price with respect to any outstanding Option Rights exceeds the amount payable per Share in the Corporation Transaction, such Option Rights shall be cancelled without any payment to the Grantee. In case of a recapitalization, forward or reverse stock split or similar transaction, the number of Shares to be issued in exchange for one Option Right shall be increased or reduced accordingly, as the case may be, as determined by the Committee to be appropriate.

Section 13
Transfer of Option Rights

Option Rights are not transferable, except by inheritance upon the death of a Grantee. Any disposal, pledge, granting of beneficial interest or any other measure which is economically equivalent to the disposal of Option Rights shall not be permitted and shall lead to the immediate expiration without any compensation of the respective Option Rights.

Section 14
Cash Payments

The Company reserves the right to make a cash payment upon exercise of the Option Rights instead of delivering Shares. Such cash payment shall be equivalent to the Fair Market Value of the Shares underlying such Option Rights on the day that the Option Rights are exercised. This payment will be set off against the Exercise Price to be paid by the Grantee.

Section 15
Voluntariness

Option Rights are granted voluntarily by the Company and do not confer any rights to receive further Option Rights. Notwithstanding the number and repetition of allocations of Option Rights by the Company and its exercise, no commercial practice shall be established by the allocation and exercise of Option Rights. This shall also apply if Option Rights are granted in several following years.

Section 16
Tax

The granting, release, assignment and exercise of Option Rights may cause a taxable monetary benefit on behalf of the Grantees.

With respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to a Grantee’s receipt of Option Rights or shares hereunder and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains with the Grantee. If required, the Company shall pay the occurring income tax, including church tax, solidarity tax and social security contributions as well as other social taxes pursuant to the applicable legal provisions (if any). In this regard, the Company is entitled (by one or a combination of the following) to satisfy such tax obligations:

(i)	to withhold from the Grantee’s salary or other cash compensation paid to the Grantee by the Company pursuant to the applicable legal provisions,

(ii)	to withhold from proceeds of a sale of Shares acquired upon settlement of an Option Right (such sale being implemented by the Company on the Grantee’s behalf) either through a voluntary sale or through a mandatory sale arranged by the Company, or

(iii)	to withhold the relevant number of Shares to be issued upon exercise of the Option Right in order to issue such withheld Shares to any other Grantee or third party and to satisfy the Tax-Related Items by the respective proceeds therefrom.

Section 17
Declarations

Unless otherwise agreed herein, all notices, legal remedies or claims required or given hereunder between the Company and the Grantees (together the “Parties”), are sent to the Parties by registered mail to the address last notified to the other Party.

Section 18
Costs

Any costs and fees related to the administration and exercise of the Option Rights, including any fees for the Grantee’s deposit account, have to be borne by the Grantee.

Section 19
Amendments and Severability

1.	Changes or additions to this Stock Option Plan must be made in writing to become effective unless the notarisation or another specific form is prescribed by law. This applies accordingly to the amendment of the written form clause.

2.	If a provision of this Stock Option Plan should be completely or partly invalid or impracticable, or if this Stock Option Plan should contain omissions, then the validity of the remaining provisions shall not be affected hereby. In place of the invalid or impracticable provision, a reasonable stipulation shall apply which, if legally permitted, most closely approximates the intention of the Parties in terms of the spirit and purpose of this Stock Option Plan.

Section 20
Miscellaneous

1.	This Stock Option Plan is governed by the laws of the State of Delaware, other than its laws respecting choice of law.

2.	Option Rights shall be special incentives awarded to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

3.	Each Grantee consents to the collection, retention, use, processing and transfer of his Personal Data by the Company, any Affiliate, any administrator of the Stock Option Plan, the Company’s registrars, transfer agent, brokers and other agents (whether between themselves or to any third party and including transfer to countries outside the European Economic Area) for the purposes of implementing and operating the Stock Option Plan.

4.	In the event that Grantee is, or is presumed to be, a “person acting in concert” for the purposes of the Irish Takeover Rules, and the grant, exercise, vesting, settlement or any other action in relation to an Option Right to such Grantee may, in the reasonable opinion of the Committee, result in the Grantee and/or any person acting, or presumed to be acting, in concert with such Grantee becoming obliged under the Irish Takeover Rules to make an offer for the Company (“a Concert-Party Offer”), such grant, exercise, vesting, settlement or other action in relation to such Grantee shall not take effect unless the Company is in receipt of a confirmation, direction or ruling from the Irish Takeover Panel that satisfies the Board that such grant, exercise, vesting, settlement or other action would not result in an obligation to make a Concert-Party Offer. If the Committee determines that the exercise or settlement of any such Option Right by way of the issuance of Shares is not possible or desirable, it may determine that such Option Right shall be settled in cash, on such conditions as the Committee may determine.

5.	Nothing in this Stock Option Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Grantee’s employment or service contract at any time, nor confer upon the Grantee the right to continue in the employ of or as an officer of the Company or any Affiliate.

6.	Headings in this Stock Option Plan are inserted merely for the purposes of ease of reference and shall have no effect on the content or the interpretation of the provisions.

Annex 1

Option Exercise Notice

Innocoll Holdings PLC

Unit 9, Block D, Monksland Business Park
Monksland, Athlone, Co. Roscommon, Ireland

Re:	Exercise of Stock Option

To:	Corporate Secretary:

Date of Grant:

Exercise Price:	$

Number of Ordinary Shares Being Purchased:

Total Exercise Price:	$

I hereby notify you of my intention to purchase, pursuant to the above-captioned option, the number of Shares I have designated above, effective on the date of your receipt of this notice.

Payment of Exercise Price. Payment of the exercise price is being made by cash or negotiable personal check enclosed in the amount of $____________________

Payment of Withholding. I irrevocably elect that taxes required to be withheld in connection with this exercise of the Option be withheld in accordance with the underlying terms of the applicable option agreement.

Authority to Exercise. I certify that I am either the person to whom the Option was originally granted, or that evidence of my authority to exercise such Option is enclosed.

Dated:	Signature of Grantee: